UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 19, 2014

Commission file number 1-7463

Jacobs Engineering Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	95-4081636
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

155 North Lake Avenue

Pasadena, California 91101

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (626) 578-3500

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (127 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (27 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (27 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Transition Agreement with Craig L. Martin

On December 19, 2014, Jacobs Engineering Group Inc. (the “Company”) entered into a Transition Agreement (the “Transition Agreement”) with Craig L. Martin , the Company’s President and Chief Executive Officer and a director of the Company, in connection with Mr. Martin’s previously announced retirement. The Transition Agreement provides for Mr. Martin’s resignation as President and Chief Executive Officer and as a director effective as of December 26, 2014 (the “Transition Date”). Following the Transition Date and until the first anniversary of the Transition Date (the “Transition Period”), Mr. Martin will continue to be employed as a full-time, non-executive, non-officer employee of the Company, with a title of Senior Advisor, reporting to the Chief Executive Officer (or the Chairman of the Board of Directors of the Company, if the Chief Executive Officer position is vacant).

Under the Transition Agreement, Mr. Martin will continue to receive his current base salary during the Transition Period and will continue to participate in the non-cash employee benefit plans, policies and arrangements available to non-executive corporate headquarters employees generally (excluding equity-based compensation). In addition, subject to Mr. Martin’s nonrevocation and compliance with the Transition Agreement (which contains a release of claims against the Company and certain related parties), the Company will provide him with: (a) a cash payment equal to $485,754, representing the unpaid portion of the performance bonuses previously earned by Mr. Martin in respect of performance during fiscal year 2013 and payable at such time as such unpaid portion would be payable to senior executives of the Company generally; (b) a pro rata bonus with respect to fiscal year 2015 in an amount equal to the product of (i) the full-year bonus Mr. Martin would have received with respect to fiscal year 2015 based on actual performance had Mr. Martin been employed as President and Chief Executive Officer of the Company through the end of fiscal year 2015, multiplied by (ii) 25%, payable at such time as fiscal year 2015 bonuses would be payable to senior executives of the Company generally; (c) accelerated vesting of the performance share unit awards granted to Mr. Martin under the Company’s equity incentive plans on May 23, 2013 and May 24, 2014 (with performance-based vesting conditions deemed satisfied at target); and (d) Company-paid board placement services in an aggregate amount not to exceed $150,000.

The Transition Agreement also contains customary restrictive covenants, including a covenant that restricts Mr. Martin from competing with the Company while employed with the Company and a two-year post-termination nonsolicitation covenant.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Transition Agreement with Craig L. Martin, dated as of December 19, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JACOBS ENGINEERING GROUP INC.

December 23, 2014	By:	/s/ John W. Prosser, Jr.
John W. Prosser, Jr.
Executive Vice President, Finance and Administration